Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-105980) and Form S-8 (Nos. 333-84300, 033-46062, and 333-34101) of MBIA Inc. of:

(1) Our report dated March 16, 2005 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

(2) Our report dated March 16, 2005 relating to the consolidated financial statements of MBIA Insurance Corporation as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, which is included in Exhibit 99.1 in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, NY

March 16, 2005